Stock Equity Transfer Agreement

Transferer: Xi'an Bio-sep Biological Filler Engineering Technology Co., Ltd. (Hereinafter referred to as "Party A")

Transferer: Wang Zhidong (No. of ID Card: 610112680328261) (Hereinafter referred to as "Party B")

Transferer: Zhang Suocheng (No. of ID Card: 610103641103285) (Hereinafter referred to as "Party C")

Transferer: Guo Lizheng (No. of ID Card: 410825196812281536) (Hereinafter referred to as "Party D")

Transferee: Shaanxi New Century Science & Technology Development Co., Ltd. (Hereinafter referred to as "Party E")

In accordance with the relevant stipulations in the *"Contract Law of the People's Republic of China"*, Parties A, B, C, D and E have made the agreement on transferring the stock equity of Xi'an Jiaoda Bio-sep Bio-technology Co., Ltd. (hereinafter referred to as XJBBC) owned by Parties A, B, C and D to Party E via negotiation, the agreement is made as follows:

I. Party A is willing to transfer 46.67% of stock (a total of 28 million shares) of XJBBC to Party E, Party E agrees to accept the stock equity transferred.

Party B is willing to transfer 24.58% of stock (a total of 14.75 million shares) of XJBBC to Party E and Party E agrees to accept the stock equity transferred.

Party C is willing to transfer 13.25% of stock (a total of 7.95 million shares) of XJBBC to Party E and Party E agrees to accept the stock equity transferred.

Party D is willing to transfer 12.27% of stock (a total of 7.36 million shares) of XJBBC to Party E and Party E agrees to accept the stock equity transferred.

II. Parties A, B, C, D and E agree that the transferring price per share of XJBBC is based on the net asset value per share of XJBBC audited according to *America Accounting Standard* dated by December 31, 2007 in the stock equity transferring.

III. Parties A, B, C, D and E agree that the total amount of stock equity transferred by each party is based on the annual audit report of 2007 for XJBBC prepared by oversea certified public accountant firms, finally confirm the transferred total amount and formally sign the supplementary agreement.

IV. Parties A, B, C, D and E agree that the valid period of the agreement is from January 1, 2008 to April 30, 2008. The agreement will be automatically terminated after the valid period, in that case, Parties A, B, C, D and E will no longer take on any responsibility or obligation.

V. During the valid period of the agreement, Party E can temporarily perform & enjoy all the shareholders' rights and corresponding obligations owned by Party A, B, C and D because of their stock equity transferred.

VI. For the breach of agreement, any breach party should be responsible for the breach of agreement according to the relevant stipulations in the "*Contract Law of the People's Republic of China*".

VII. The disputes incurred during performing the agreement should be settled via negotiation by Parties A, B, C, D and E, and the supplementary agreement should be signed.

VIII. The agreement is made in quintuplicate, each party will take one original copy. The agreement will be effective after signature and making seal by Parties A, B, C, D and E.

Party A: Xi'an Bio-sea Biological Filling Engineering Technology Co., Ltd. (common seal)

Legal representative: **(signature)**

Party B: **(signature and seal)**

Party C: **(signature and seal)**

Party D: **(signature and seal)**

Party E: Shaanxi New Century Science & Technology Development Co., Ltd. (common seal)

Legal representative: **(signature)**

Signing date: January 1, 2008

Signing place: Xi'an City, Shaanxi Province